EXHIBIT 8.1


                                    OPINION

                                      of

                     MALIZIA, SPIDI, SLOANE & FISCH, P.C.

                                   regarding

                         FEDERAL INCOME TAX CONSEQUENCES











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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                               One Franklin Square
                               1301 K Street, N.W.
                                 Suite 700 East
                             Washington, D.C.  20005
                                 (202) 434-4660
                            Facsimile: (202) 434-4661


August 8, 1995

Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
6060 Ridge Avenue
Philadelphia, Pennsylvania 19128

Gentlemen:

     In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of the two integrated transactions described below.

     We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering our opinion, we have relied upon certain written representations and covenants of Roxborough-Manayunk Federal Savings Bank (the "Savings Bank"), FJF Financial, M.H.C. (the "Mutual Holding Company"), Progress Financial Corporation ("PFC"), and Progress Federal Savings Bank ("Progress") which are annexed hereto (collectively referred to herein as the "Tax Affidavits").


                               STATEMENT OF FACTS
                               ------------------

     Based solely upon our review of the documents described herein, and in reliance upon such documents, we understand that the relevant facts are as follows. The Savings Bank and the Mutual Holding Company were created in a reorganization of Roxborough-Manayunk Federal Savings and Loan Association (the "Mutual S&L") in December of 1992 (the "1992 Reorganization"). In January of 1993, the Mutual Holding Company and the Savings Bank received rulings from the Internal Revenue Service (the "Service") holding that the 1992 Reorganization constituted a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In the 1992 Reorganization, the Mutual S&L transferred substantially all of its assets and liabilities to the newly created Savings Bank in exchange for all of the outstanding stock of the Savings Bank ("Savings Bank Stock"), and converted its





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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 2



charter from that of a mutual savings and loan association to that of a mutual savings and loan holding company. As part of the 1992 Reorganization, the Savings Bank sold a portion of its stock to the public whereby immediately after the 1992 Reorganization the public owned approximately 13% of the outstanding Savings Bank Stock and the Mutual Holding Company owned the remaining 87%.

     The principal business of the Savings Bank is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one-to-four family residences and other improved residential and commercial real estate. The Savings Bank's income is derived largely from interest and fees in connection with its lending activities. Its principal expenses are interest paid on savings deposits and operating expenses.

     Progress is a federally-chartered savings bank that has all of its stock owned by PFC, which operates as a unitary savings and loan holding company. All of the stock of PFC (the "PFC Stock") is currently owned by the public. The PFC Stock is widely distributed and is traded on the NASDAQ National Market.

     Currently, the management of the Savings Bank, the Mutual Holding Company, Progress, and PFC believe it would be mutually beneficial to operate in the corporate structure specified below. The combined capital and resources of the Savings Bank and PFC's controlled corporate group would allow PFC to increase its share of the loan and deposit markets in desirable growth areas currently serviced by the Savings Bank in Pennsylvania, and provide additional capital to allow PFC's controlled corporate group to effectively carry out their business plan. Further, the combined corporate structure, resulting from the transactions specified below, of the Savings Bank, the Mutual Holding Company, Progress, and PFC would provide greater organizational flexibility, and enable the resulting institutions to increase their equity capital base available for expansion of services, facilities, possible future acquisitions of other financial institutions, possible diversification into other related financial services activities, and enhance their ability to render services to the public in a competitive manner.

     The Savings Bank and the Mutual Holding Company have adopted a Plan of Conversion and a related Plan of Merger (collectively referred to herein as the "Plan of Conversion"). The Mutual Holding Company and the Savings Bank represent that the Plan of Conversion complies with the provisions of Subpart A of 12 C.F.R. Part 563b which sets forth the Office of Thrift Supervision (the "OTS") regulations for conversions of mutual institutions to stock form and that the Plan of Conversion also complies with the provisions of 12 C.F.R. Sec. 575.12(a), which is the OTS regulation governing the conversion of mutual savings and loan holding companies to







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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 3



stock form. The Mutual Holding Company and the Savings Bank also represent that the Plan of Conversion includes language that complies with 12 C.F.R.
Sec. 552.13, the OTS regulation governing mergers involving federal stock associations.

     For valid business reasons, as described above and in the prospectus to be used in the public offerings of PFC Stock described herein ("Prospectus"), the present corporate structure of the Mutual Holding Company and the Savings Bank will be changed pursuant to the following proposed transactions:

     (i) Pursuant to the Plan of Conversion, the Mutual Holding Company will convert from the mutual form to a federal interim stock savings bank to be known as "FJF Financial Interim Federal Savings Bank" ("Interim") and simultaneously merge with and into the Savings Bank, with the Savings Bank being the surviving corporation ("Merger 1"). The Savings Bank Stock which was previously held by the Mutual Holding Company will be extinguished. Eligible members of the Mutual Holding Company as of certain specified dates set forth in the Plan of Conversion will be granted interests in a liquidation account to be established by the Savings Bank (referred to herein as "Savings Bank Liquidation Interests").

     The initial balance of the liquidation account will equal the greater of:
(i) $16,035,000, which is 100% of the retained earnings of the Mutual S&L as of June 30, 1992, the date of the latest statement of financial condition contained in the final offering circular utilized in the 1992 Reorganization, or (ii) 87.29% of the Savings Bank's total shareholder equity as reflected in its latest statement of financial condition contained in the Prospectus to be utilized in the Mutual Holding Company's mutual-to-stock conversion (the "Conversion").

     (ii) Immediately following Merger 1, Progress will merge with and into the Savings Bank, with the Savings Bank surviving ("Merger 2"). Merger 2 will be completed in accordance with applicable federal and state laws, and will be pursuant to an Agreement and Plan of Reorganization between PFC, Progress, the Mutual Holding Company, and the Savings Bank dated May 24, 1995 and a related Plan of Merger (collectively referred to herein as the "Plan of Reorganization"). The Savings Bank Stock held by the public stockholders will automatically be converted into common stock of PFC ("PFC Stock") based upon an exchange ratio which ensures that the public stockholders will receive, in the aggregate, approximately the same percentage of PFC Stock outstanding upon completion of Merger 2 as the percentage of Savings Bank Stock owned by them in the aggregate immediately prior to the consummation of Merger 2, before giving effect to: (a) cash paid in lieu of fractional shares, (b) shares of PFC Stock purchased by the public in the stock offerings described below in (iv), and (c) cash paid upon the exercise and perfection of dissenters' rights.



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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 4



     (iii) Simultaneously with the consummation of Merger 2, PFC will sell additional shares of PFC Stock to the public through a subscription offering, and if any shares of PFC Stock remain unsold, then such remaining shares will be offered for sale to the public through a community offering and/or a syndicated community offering, as determined by the boards of directors of the resulting corporate entities. Priority subscription rights to purchase PFC Stock in the Conversion will be granted to certain depositors and borrowers of the Savings Bank, certain tax qualified employee stock benefit plans of the Savings Bank, and stockholders of PFC and the Savings Bank as of certain specified dates provided in the Plan of Reorganization.

     (iv) Members of the Mutual Holding Company possessing Savings Bank Liquidation Interests as a result of Merger 1 will continue to maintain such interests upon the completion of Merger 2. Further, individuals maintaining a liquidation interest in Progress prior to Merger 2 will continue to maintain such liquidation interests in the Savings Bank (pursuant to OTS regulations), the surviving corporation in Merger 2.

     With respect to the Plan of Conversion and the Plan of Reorganization, the Savings Bank has filed a private letter ruling request on June 22, 1995, requesting the following rulings:

     1. The exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at the Savings Bank in Merger 1 will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations (cf. Rev. Rul. 69-646, 1969-1 C.B. 54).

     2. Interests in the liquidation account established at the Savings Bank (i.e., the Savings Bank Liquidation Interests), and the shares of Savings Bank
 ----
Stock held by the Mutual Holding Company prior to the consummation of Merger 1, will be disregarded for the purpose of determining that an amount of Savings Bank Stock which constitutes "control" of such corporation was acquired by PFC in exchange for shares of PFC Stock pursuant to Merger 2 (Section 368(c) of the Code).

     3. The exchange of PFC Stock for the shares of Savings Bank Stock in Merger 2, following the consummation of Merger 1, will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations in Merger 2.

     The facts to the private letter ruling request filed with the Service on June 22, 1995 will be updated and amended to provide that the Mutual Holding Company shall convert its charter from a mutual holding company to a federal interim stock savings bank prior to merging with the Savings Bank instead of merging directly with the Savings Bank. The Service has not, as


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 5



of the date of this opinion, issued a response to the private letter rulings requested; however, the Savings Bank and the Mutual Holding Company expect to receive favorable rulings substantially in the form requested above.


                                    ANALYSIS
                                    --------

     Rev. Rul. 80-105(1) provides that the conversion of a federal mutual savings and loan association to a state or federal stock savings and loan association, and the conversion of a state chartered mutual savings and loan association to a stock savings and loan association in the same state are reorganizations under Code Section 368(a)(1)(F) (Rev. Rul. 54-193 superseded).
Section 368(a)(1)(F) of the Code provides that a mere change in identity, form, or place of organization, however effected, is a reorganization. If the Mutual Holding Company converts itself from a federal mutual holding company to a federal interim stock savings bank the changes at the corporate level, other than its place of organization and form of organization as described above, will be insubstantial. Throughout its brief period of existence Interim will:
(i) continue its business in the same manner as the Mutual Holding Company, (ii) hold the exact same assets previously held by the Mutual Holding Company, (iii) not engage in any business which the Mutual Holding Company is prohibited from engaging in, and (iv) be subject to the same regulatory agencies which regulated the Mutual Holding Company. Therefore, the change in the form of operation of the Mutual Holding Company from a federal mutual holding company to that of a federal interim stock savings bank will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

     It is important to note that Merger 1 could alternatively be accomplished by merging the Mutual Holding Company directly with and into the Savings Bank without the formation of an interim stock savings bank.(2) Indeed, Merger 1 as originally contemplated in the private letter ruling request submitted to the Service on June 22, 1995 provided for the direct merger of the Mutual Holding Company with and into the Savings Bank. However, solely for regulatory reasons, Merger 1 will take place immediately after the Mutual Holding Company converts its charter to that of a federal interim stock savings bank. It should be further noted that the formation of Interim prior to Merger 1 will not be for the purpose of tax avoidance. Clearly,


----------------------------------------

     (1)   1980-1 C.B. 78.

     (2) Prior taxpayers have accomplished a transaction similar to that of Meger 1 with a direct merger of a mutual holding company with and into its subsidiary stock savings institution. See Priv. Ltr. Ruls. 9449018 and 9437020.


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 6


the Mutual Holding Company transaction, providing for the formation of Interim, should be held to its chosen form when specific business benefits are sought (such as the avoidance of additional regulatory delay and expense) and presumably obtained by forming Interim prior to Merger 1.(3)

     Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as Merger 1 and Merger 2. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as Merger 2, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e.,
                                                                        ----
PFC) which before the merger was in control of the merged corporation, is used in the transaction if:

     (i) after the transaction, the corporation surviving the merger [the Savings Bank] holds substantially all of its properties and the properties of the merged corporation [Progress] (other than common stock of the controlling corporation [PFC] distributed in the transaction); and

     (ii) in the transaction, former stockholders of the surviving corporation [the Savings Bank stockholders] exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

     Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Plan of Conversion and Plan of Reorganization together provide that Merger 1 and Merger 2 will be consummated in accordance with applicable federal and state laws.

     Treasury Regulations and case law require that, in addition to the existence of statutory


----------------------------------------

     (3) The Service has accepted that a taxpayer may choose his form to obtain the tax consequences desired. In Rev. Rul. 70-223, 1970-2 C.B. 79, Corporation X acquired all of the outstanding stock of Corporation Y within a 12 month period. The assets of Y had an adjusted basis in its hands greater than the cost of the Y stock to X. It was thus decided, for good business reasons, to merge X into Y in order to avoid the reduction in basis of Y's assets that would have resulted under Code Sections 332 and 334(b)(2) had Y been liquidated into X (or merged upstream into X). In holding that the downstream merger qualified under Code Section 368(a)(1)(A), the ruling states "[s]ince X may accomplish its desired objective of combining the two businesses by either liquidating Y or by merging into Y, it may choose whichever form it desires for the transaction."

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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 7



authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which required a proposed merger to have a bona fide business purpose, must be satisfied. See
                                                                          ---
Treas. Reg. Section 1.368-1(c). We believe that Merger 1 and Merger 2 will satisfy the business purpose test for the reasons set forth herein and in the Prospectus which is related to the public offerings of PFC Stock pursuant to Merger 2. The "continuity of business enterprise test" requires an acquiring corporation to either continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See Treas. Reg.
                                                                 ---
Section 1.368-1(d). We believe that the continuity of business enterprise test is satisfied because the Prospectus provides that the business conducted by the Savings Bank prior to Merger 1 and Merger 2 will be unaffected by the proposed transactions.

     The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r, 469 U.S. 131 (1985); Helvering v.
                        -----------------                       ------------
Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296
-----------------                       -------------------------------
U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r, 189 F.2d 332 (5th Cir.
                 -----------------------------------
1951), cert. denied, 342 U.S. 860 (1951).
       ----  ------

     The following issues are not clearly and adequately addressed by statute, regulation, decision of the Supreme Court of the United States, tax treaty, revenue ruling, revenue procedure, notice, or other authority published in the Internal Revenue Bulletin:

     (i) how the judicially-developed continuity of interest requirement is satisfied when a mutual holding company converts to stock form,

     (ii) whether to include the Mutual Holding Company as a former stockholder of the Savings Bank in applying the continuity of interest requirement with respect to Merger 2, and

     (iii) whether the Savings Bank Liquidation Interests (to be distributed to certain members of the Mutual Holding Company in Merger 1) and the Savings Bank Stock held by the Mutual Holding Company prior to Merger 1, should be disregarded for purposes of determining if PFC acquired "control" of the Savings Bank in Merger 2.





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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 8



     The Service has previously ruled on an identical issues in Priv. Ltr. Rul. 9510044. Although Priv. Ltr. Rul. 9510044 may not be used or cited as precedent pursuant to Section 6110(j)(3) of the Code, it illustrates the Service's analysis and position concerning these particular issues. As provided in Priv. Ltr. Rul. 9510044, a mutual holding company owns approximately 57.5% of the outstanding stock of a federally-chartered stock savings bank. The proposed transaction in Priv. Ltr. Rul. 9510044 includes the conversion of a mutual holding company from mutual to stock form and the simultaneous merger of the mutual holding company with and into the federally-chartered stock savings bank with the stock savings bank being the surviving corporation. Subsequent to such mutual-to-stock conversion, the common stock of the stock savings bank held by the mutual holding company was to be extinguished, and eligible members of the mutual holding company were to be granted interests in a liquidation account to be established by the stock savings bank. This particular transaction, which is identical to the proposed transaction described herein as Merger 1, was held by the Service to satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. The Service cited Rev. Rul. 69-646, 1969-1 C.B. 54, as authority for this ruling.(4)

     The issue of whether to include the Mutual Holding Company as a former stockholder of the Savings Bank in applying the continuity of interest requirement with respect to Merger 2 was also addressed by the Service in Priv. Ltr. Rul. 9510044. The Service found no cause to apply the step transaction doctrine to step together the two mergers contemplated in Priv. Ltr. Rul. 9510044. The Service ruled that the exchange of shares of common stock of the savings and loan holding company for the shares of common stock of the stock savings bank satisfied the continuity of interest requirement of Treasury Regulation Section 1.368-1(b), an exchange which occurs immediately following the conversion of the mutual holding company.

     The Service also ruled in Priv. Ltr. Rul. 9510044 that liquidation interests (comparable to the Savings Bank Liquidation Interests) and stock previously held by a mutual holding company (comparable to the Savings Bank Stock held by the Mutual Holding Company prior to Merger 1) were to be disregarded in determining whether the acquiring corporation obtained control within the meaning of Code Section 368(c).



-----------------------------------------

     (4) The Service has ruled consistently regarding the exchange of members' equity interests in a converting mutual holding company for interests in a liquidation account established by its subsidiary stock savings institution in other Private Letter Rulings with substantially similar facts. See Priv. Ltr.
                                                                ---
Ruls. 9449018 and 9437020.

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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 9



     Although Code Section 6110 precludes the parties to Merger 1 and Merger 2 from using or citing Priv. Ltr. Rul. 9510044 as precedent, there is currently no reasonable basis to believe that the Service will rule contrary to recent private letter rulings encompassing substantially similar facts and circumstances. However, should the Service not rule favorably as to the three rulings requested, our opinions rendered herein (regarding the tax-free status of Merger 1 and Merger 2) may be significantly affected thereby.

     Further, we believe that Merger 2 satisfies the continuity of interest doctrine because the Savings Bank's stockholders who do not exercise dissenters' rights following Merger 1, will receive only PFC Stock in exchange for their shares of Savings Bank Stock. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to the qualification of Merger 1 and Merger 2 as a reorganization, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan of Conversion, the Plan of Reorganization, the Tax Affidavits, and the Prospectus.

     Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Savings Bank, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as PFC. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as money received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

     Section 361 of the Code provides that no gain or loss shall be recognized to a corporation such as Progress which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization. Section 362 of the Code provides that if property is acquired by a corporation such as the Savings Bank in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(2) of the Code states that where a corporation such as the Savings Bank will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 10



transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation, such as PFC, on the receipt of property in exchange for common stock.


                               OPINION OF COUNSEL
                               ------------------

     If Merger 1 and Merger 2 are consummated as described herein, and provided that: (i) the change in the form of operation of the Mutual Holding Company from a federal mutual holding company to that of a federal interim stock savings bank constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Service rules favorably as to the private letter rulings requested on June 22, 1995 (as modified), we are of the opinion that:

     1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     2. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the Mutual Holding Company in Merger 1.

     3. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified from qualifying as a reorganization within the meaning of
Section 368(a)(1)(A) because PFC Stock will be conveyed to the Savings Bank's stockholders in exchange for their Savings Bank Stock.

     4. No gain or loss will be recognized by Progress upon the transfer of its assets to the Savings Bank pursuant to Merger 2.

     5. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Progress.

     6. No gain or loss will be recognized by PFC upon the receipt of Savings Bank Stock solely in exchange for PFC Stock.

     7. No gain or loss will be recognized by the Savings Bank's public stockholders upon the receipt of PFC Stock solely in exchange for their shares of Savings Bank Stock.





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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 11



     8. The basis of the PFC Stock to be received by the Savings Bank's public stockholders will be the same as the basis of the Savings Bank Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

     9. The holding period of the PFC Stock to be received by the Savings Bank's public stockholders will include the holding period of the Savings Bank Stock, provided that the Savings Bank Stock was held as a capital asset on the date of the exchange.

     10. No gain or loss will be recognized by PFC upon the sale of PFC Stock to investors.

     11. The Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members (as such terms are defined in the Plan of Conversion) will recognize gain, if any, upon the issuance to them of: (i) withdrawable savings accounts in the Savings Bank following the Conversion, (ii) Savings Bank Liquidation Interests, and (iii) nontransferable subscription rights to purchase PFC Stock, but only to the extent of the value, if any, of the subscription rights.

     12. The tax basis to the holders of PFC Stock purchased in the public stock offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of such offerings if purchased through the exercise of subscription rights. If purchased in the Community Offering or Syndicated Community Offering (as such terms are defined in the Plan of Conversion), the holding period for such stock will begin on the day after the date of purchase.


                                SCOPE OF OPINION
                                ----------------

     No opinion is expressed as to the tax consequences to any party, whether federal, state, local, or foreign, of either Merger 1 or Merger 2, or any transactions related to Merger 1 or Merger 2, or contemplated by either the Plan of Conversion or the Plan of Reorganization, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically referenced above. Further, no opinion is expressed or intended to be expressed herein as to the effect, if any, of Merger 1 or Merger 2 on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Savings Bank under the Code. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder, and the Revenue Rulings from the Service as they now exist. These authorities are



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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
FJF Financial, M.H.C.
August 8, 1995
Page 12



all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, the opinions set forth herein would not significantly change. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Service.


                                 USE OF OPINION
                                 --------------

     This opinion is solely for the information and use of the Savings Bank and the Mutual Holding Company in connection with Merger 1 and Merger 2, and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referred to, nor is it to be filed with any governmental agency or other person without our express written consent.

                                     CONSENT
                                     -------

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by PFC with the Securities and Exchange Commission, and as an exhibit to the Mutual Holding Company's Application for Conversion on the Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form S-1 and the Form AC.

                                   Very truly yours,

                                   Malizia, Spidi, Sloane & Fisch, P.C.



                                   /s/ Malizia, Spidi, Sloane & Fisch, P.C.
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